EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

DIAPULSE MANUFACTURING CORP. OF AMERICA, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, Does Hereby Certify:

FIRST: That at a meeting of the Board of Directors of Diapulse Manufacturing Corp. of America, held at the offices of the corporation, 350 Fifth Avenue, New York 1, New York, on November 2, 1961, a decision was made to submit to the next annual meeting of the stockholders on December 5, 1961 the question of changing the name of the corporation to DIAPULSE CORPORATION OF AMERICA.

SECOND: That in mailing the Notice of the Annual Meeting, together with a Proxy, to each stockholder of record as of November 15, 1961 such notice advised that at the annual meeting the question of a change of corporate name would be submitted and the Proxy accompanying such Notice of Annual Meeting also requested a vote by those unable to attend the meeting but submitting their respective Proxy.

THIRD: That at the annual meeting of the Stockholders of Diapulse Manufacturing Corp. of America, held at the Sheraton Atlantic Hotel in New York City on Tuesday, December 5, 1961, of the 862 stockholders of record as of November 15, 1961 and holding a total of [illegible]25,040 shares, there was a total of 719,053 votes cast by proxy of which 666,003 voted in favor of a change of name of the corporation and 353 against and of the stockholders present at such meeting a total of 52,700 shares were voted in favor of such change of name [illegible] no votes cast in opposition thereto.

FOURTH: That as a result of the votes cast by proxy and in person as announced by the Inspectors at the annual meeting of the Stockholders on December 5, 1961, the President announced that the stockholders had approved the change in corporate name to DIAPULSE CORPORATION OF AMERICA and that said amendment was thus duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That the capital of said corporation will not be reduced under or by reason of said amendment and it does not effect any change in the issued shares of said corporation.

IN WITNESS WHEREOF: said Diapulse Manufacturing Corp. of America has caused its corporate seal to be hereunto affixed and this certificate to be signed by Jesse Ross, its President, and Wm. F. Kelly, Jr., its Secretary, this 15th day of December, 1961.

DIAPULSE MANUFACTURING CORP. OF AMERICA

By ______________________
President

By ______________________
Secretary

MANUFACTURING CORP. OF AMERICA CORPORATE SEAL 1957

(Corporate Seal)